As filed with the Securities and Exchange Commission on March 30, 2015

Registration No. 333-193654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No.1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	46-5188184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 E. Franklin Street

Richmond, Virginia 23219

(804) 887-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew C. Carington

333 E. Franklin Street

Richmond, Virginia 23219

(804) 887-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip Richter

Joshua Wechsler

Fried, Frank, Harris, Shriver &

Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Voting Common Stock, no par value	58,539,217(1)(2)	N/A(3)	N/A(3)	N/A(3)
Non-voting Common Stock, no par value	58,539,217(1)(2)	N/A(3)	N/A(3)	N/A(3)

(1)	Pursuant to Rule 416(a) under the rules and regulations under the Securities Act, this Registration Statement also registers such additional shares of the Registrant’s Voting Common Stock and/or Non-voting Common Stock as may become issuable as a result of stock splits, stock distributions or similar transactions.
(2)	Represents the shares of Voting Common Stock and Non-voting Common Stock originally registered on Form S-3 (File No. 333-193654) filed by the Registrant’s predecessor-in-interest on January 30, 2014.
(3)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statement on Form S-3 (File No.333-193654). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-193654) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Media General, Inc., formerly known as Mercury New Holdco, Inc. (“New Media General”), which is a successor to MGOC, Inc., formerly known as Media General, Inc. (“Old Media General”).

Effective December 19, 2014, Old Media General and LIN Media LLC, a Delaware limited liability company were combined in a business combination transaction (the “LIN Merger”). As a result of this merger, New Media General became the parent public-reporting company of the combined company; LIN Television Corporation (“LIN Television”) became a direct, wholly owned subsidiary of New Media General and the Old Media General became a direct, wholly owned subsidiary of LIN Television and an indirect, wholly owned subsidiary of New Media General. New Media General is a successor issuer to Old Media General pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with Rule 414 under the Securities Act, except as modified by this Post-Effective Amendment No. 1, New Media General, as successor issuer to Old Media General pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

No changes have been made to Part I of the registration statement on Form S-3 (File No. 333-193654). Accordingly, Part I has been omitted from this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 of Old Media General’s Registration Statement on Form S-3, File No. 333-193654, effective as of January 30, 2014.

Item 15.	Indemnification of Directors and Officers.

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “VSCA”) permits a corporation to provide in its articles of incorporation that an officer or director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation for breach of fiduciary duty, except if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Media General’s Amended and Restated Articles of Incorporation provide for such limitation of liability.

Sections 13.1-697 and 13.1-702 of the VSCA empower a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer conducted himself or herself in good faith; believes, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

Media General’s Amended and Restated Articles of Incorporation provide that it shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of Media General or brought by or on behalf of shareholders of Media General, by reason of the fact that he or she is or was a director or officer of Media General, except for liability resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law, or (b) any director or officer who is or was serving at the request of Media General as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she is engaged in willful misconduct or a known violation of criminal law. Media General is also expressly required to pay or reimburse the reasonable expenses, including attorneys’ fees, incurred by any applicant, director or officer who is a party to a proceeding in advance of the final disposition of the proceeding. The advancement and reimbursement obligations of Media General are subject to a written undertaking by the person to reimburse such expenses in the event that it is ultimately determined that the person is not entitled to indemnification due to an ultimate determination that such person’s conduct failed to meet the required standard of conduct.

Item 16.	Exhibits.

The exhibits filed herewith or incorporated by reference are set forth on the Exhibit Index page hereof, which is incorporated by reference into this Item 16.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of this Registration Statement as of the time it was declared effective.

(d)	The undersigned registrant undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Part II, Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Richmond, Virginia, on the 30th day of March, 2015.

MEDIA GENERAL, INC.

By:	VINCENT L. SADUSKY

By:	/s/ Vincent L. Sadusky
	Name:	Vincent L. Sadusky
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Vincent L. Sadusky, James F. Woodward, and Andrew C. Carington, or any of them, as his or her attorney-in-fact, with full power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including, without limitation, post-effective amendments) to this Post-Effective Amendment No.1 to the Registration Statement on Form S-3 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Post-Effective Amendment No.1 to the Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ J. Stewart Bryan III	Chairman	March 30, 2015
J. Stewart Bryan III

/s/ Vincent L. Sadusky	Director, President and Chief Executive Officer (Principal Executive Officer)	March 30, 2015
Vincent L. Sadusky

/s/ James F. Woodward	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	March 30, 2015
James F. Woodward

/s/ Timothy J. Mulvaney	Controller and Chief Accounting Officer (Principal Accounting Officer)	March 30, 2015
Timothy J. Mulvaney

/s/ Diana F. Cantor	Director	March 30, 2015
Diana F. Cantor

/s/ Royal W. Carson III	Director	March 30, 2015
Royal W. Carson III

/s/ H. C. Charles Diao	Director	March 30, 2015
H. C. Charles Diao

/s/ Dennis J. FitzSimons	Director	March 30, 2015
Dennis J. FitzSimons

/s/ Soohyung Kim	Director	March 30, 2015
Soohyung Kim

/s/ Douglas W. McCormick	Director	March 30, 2015
Douglas W. McCormick

/s/ John R. Muse	Director	March 30, 2015
John R. Muse

/s/ Wyndham Robertson	Director	March 30, 2015
Wyndham Robertson

/s/ Thomas J. Sullivan	Director	March 30, 2015
Thomas J. Sullivan

EXHIBIT INDEX

Number	Exhibit Title

1.1	Form of Underwriting Agreement*

2.1	Agreement and Plan of Merger, dated as of March 21, 2014, by and among Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 25, 2014)

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 20, 2014, by and among Media General, Inc., Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC, (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on August 20, 2014)

3.1	Amended and Restated Articles of Incorporation of Media General, Inc. (formerly known as Mercury New Holdco, Inc.), dated as of December 18, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2014)

3.2	Amended and Restated Bylaws of Media General, Inc. (formerly known as Mercury New Holdco, Inc.), dated as of December 18, 2014 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 23, 2014)

3.3	Amendment to Amended and Restated Articles of Incorporation of Media General, Inc. (formerly known as Mercury New Holdco, Inc.), dated as of December 19, 2014 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on December 23, 2014)

4.1	Specimen Common Stock Certificate

5.1	Opinion of Troutman Sanders LLP relating to the shares of common stock to be sold by the selling shareholders

23.1	Consent of Deloitte & Touche LLP (incorporated by reference to Exhibit 23.1 to the Registrant’s Annual Report on Form 10-K filed on March 2, 2015)

23.2	Consent of PricewaterhouseCoopers LLP (incorporated by reference to Exhibit 23.2 to the Registrant’s Annual Report on Form 10-K filed on March 2, 2015)

23.3	Consent of PricewaterhouseCoopers LLP, dated April 28, 2014 (incorporated by reference to Exhibit 23.1 to the Registrant’s Current Report on Form 8-K filed on April 28, 2014)

23.4	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page herein)

*	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference